Exhibit 2.3

SECOND AMENDMENT TO PURCHASE AGREEMENT

This Second Amendment to Purchase Agreement (the “Amendment”) is made as of the 31st day of August 2012, by and between 1761 Pinewood Holdings LLC, a Delaware limited liability company (“Seller”), and AdCare Property Holdings, LLC, an Ohio limited liability company (“Purchaser”).  Seller and Purchaser are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

WHEREAS, the Seller and the Purchaser entered into a Purchase Agreement dated as of April 27, 2012, as amended pursuant to that certain Amendment to Purchase Agreement dated as of July 19, 2012 (as amended, the “Agreement”); and

WHEREAS, the Parties wish to further amend the Agreement as described herein;

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, the adequacy and sufficiency of which are hereby acknowledged, it is agreed between the Parties as follows:

1.              Defined Terms.  Unless otherwise indicated herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

2.              Partial Disbursement of Earnest Money.  By the execution of this Amendment, Purchaser hereby authorizes and directs Escrow Agent to promptly wire the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Disbursed Earnest Money”) to Seller pursuant to the wire instructions set forth on Exhibit A attached hereto.  For the purposes of clarification and notwithstanding anything to the contrary contained in the Agreement, the remaining balance of the Earnest Money (i.e. $50,000.00) shall be held in escrow pursuant to the Escrow Agreement. For the purposes of Section 2(b) of the Agreement, the Disbursed Earnest Money shall be deemed to be “Earnest Money” and shall be credited against the Purchase Price at Closing, unless the Closing does not occur due to a default by Seller in accordance with Section 17 of the Agreement, in which event the Disbursed Earnest Money shall be returned to Purchaser.

3.              Extension Fee.   Simultaneously with the execution of this Amendment, Purchaser shall wire the sum of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (the “Extension Fee”) to Seller pursuant to wire instructions set forth on Exhibit “A” attached hereto.  The Extension Fee shall be non-refundable and shall not be credited against the Purchase Price at Closing.

4.              Date of Closing.  The Parties agree that the Closing Date shall be September 28, 2012, the transaction shall fund on October 1, 2012 and shall be effective as of 12:00 a.m. October 1, 2012.  Section 8 of the Agreement shall be amended as follows:

a.              The date “September 1, 2012” in line 10 of Section 8 shall be deleted and replaced with “October 1, 2012”.

b.              The date “August 31, 2012” in line 11 of Section 8 shall be deleted and replaced with “September 30, 2012”.

5.              Like Kind Exchange.  Seller may desire to effectuate a like-kind exchange pursuant to Section 1031 of the Internal Revenue Service Code in connection with the sale of the Facility. Purchaser agrees to use reasonable efforts to accommodate Seller in effectuating a like-kind exchange pursuant to Section 1031 of the Internal Revenue Service Code in connection with the transfer of the Facility; provided however, that (a) such exchange does not directly or indirectly increase the Purchase Price, (b) such exchange will not delay or otherwise adversely affect the Closing and (c) all documents to be executed by Purchaser in connection with such exchange shall be subject to the reasonable approval of Purchaser, which approval shall not be unreasonably withheld or delayed.

6.              Counterparts.  This Amendment may be executed in counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any Party hereto may execute this Agreement by signing any such counterpart.

7.              Miscellaneous.  This Amendment and the obligations of the Parties hereunder shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws governing the Agreement.  This Amendment may not be modified or amended in any manner other than by a written agreement signed by all Parties.  Except as otherwise expressly provided in this Amendment, the provisions of the Agreement are hereby ratified and confirmed and remain in full force and effect. The Recitals are correct and are incorporated as a substantive part of this Amendment. Delivery of this Amendment by facsimile or electronic mail by any party shall represent a valid and binding execution and delivery of this Amendment by such party.

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IN WITNESS WHEREOF, each of the Parties hereto and in the capacity indicated below has executed this Amendment as of the day and year first above written.

PURCHASER:

ADCARE PROPERTY HOLDINGS, LLC,
an Ohio limited liability company

By:	/s/ Christopher F. Brogdon
Name:	Christopher F. Brogdon
Title:	Vice Chairman and Chief Acquisition Officer

SELLER:

1761 PINEWOOD HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Abraham Shaulson
Name: Abraham Shaulson
Title: President